Exhibit 99.1

Rainmaker Reports Sequential Revenue Growth and Continued Positive

Operating Cash Flow for Third Quarter of Fiscal 2009

Campbell, Calif., November 5, 2009 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions offering hosted application software and execution services, today reported financial results for the third quarter ended September 30, 2009.

Third quarter net revenue was $11.7 million, up 2% sequentially, excluding cash received during the quarter for a one-time settlement of an outstanding claim, accounted for as revenue. Including this nonrecurring revenue, third quarter net revenue was $13.1 million, gross margin was 50%, GAAP net income was $23,000, and total cash and cash equivalents increased to $17.5 million at September 30, 2009, compared to $16.7 million at June 30, 2009.

The following discussion excludes the one-time, nonrecurring revenue settlement with the exception of ending cash:

Third Quarter Financial Highlights:

•	Third quarter net revenue of $11.7 million, up 2% sequentially

•	Contract sales net revenue grew 16% sequentially

•	Repurchased 100,000 Rainmaker shares under the Company’s stock buyback program

•	Ending cash balance of $17.5 million

•	Continued quarterly positive operating cash flow

Rainmaker CEO Michael Silton commented, “We achieved sequential net revenue growth in the third quarter, reflecting strong growth in contract sales. While lead development revenue was down, we are beginning to see improvement in our lead development business compared to earlier this year, as evidenced by the signing of new programs with new and current clients. We also achieved positive operating cash flow for the second straight quarter and are focused on continuing that trend. We ended the quarter with a strong balance sheet, reflecting an increased cash balance and reduced debt.”

Rainmaker achieved cash flow from operations of $41,000 for the third quarter of 2009. EBITDA excluding non-cash stock compensation expense grew to $590,000 in the third quarter, up from $224,000 in the second quarter.

Net revenue for the third quarter of 2009 was $11.7 million, a 2% sequential increase from net revenue of $11.5 million in the second quarter of 2009, and compares to net revenue of $14.5 million in the third quarter of 2008.

Contract sales revenue in the third quarter grew 16% sequentially and 27% year-over-year. Training sales revenue grew 2% sequentially and 5% year-over-year. Lead development revenue in the third quarter was down 16% sequentially and down 52% year-over-year; however, business conditions have begun to improve as evidenced by new program signings during the quarter.

Gross margin was 45% in the third quarter of 2009, compared to 46% in the second quarter.

Net loss for the third quarter of 2009 was $1.4 million, or a loss of $0.06 per share, compared to net loss of $6.1 million, or a loss of $0.32 per share, for the third quarter of 2008, and a net loss of $1.9 million, or a loss of $0.10 per share, in the second quarter of 2009.

Non-GAAP net loss for the third quarter of 2009 improved 47% sequentially to $532,000, or a loss of $0.02 per share. Third quarter non-GAAP net loss excludes stock based compensation of $587,000 and amortization of intangible assets from acquisitions of $258,000, and compares to a non-GAAP net loss of $4.7 million, or a loss of $0.24 per share, for the third quarter of 2008, and a non-GAAP net loss of $1.0 million, or a loss of $0.05 per share, in the second quarter of 2009.

Third quarter 2009 basic EPS results are based on 21.6 million weighted average shares outstanding and includes approximately 2.2 million weighted average unvested restricted share awards but excludes the dilutive effect of options and warrants.

Total shares outstanding at September 30, 2009 were approximately 21.4 million common shares, which includes approximately 2.0 million unvested restricted shares. In addition, Rainmaker had 1.9 million unexercised options and warrants outstanding with a weighted average exercise price of approximately $3.11 per share.

Income tax expense in the third quarter of 2009 was $85,000, reflecting franchise tax for the state of Texas and foreign tax for Rainmaker subsidiaries.

Payments against the term loan were $265,000 in the third quarter, reducing total debt balance to $2.9 million at September 30th. Capital equipment purchases in the third quarter were $70,000, down from $364,000 in the second quarter of 2009.

During the third quarter, Rainmaker used $155,000 in cash to repurchase approximately 100,000 shares of its outstanding common stock. Since inception of the share purchase program through September 30, 2009, Rainmaker has repurchased approximately 566,000 shares of its outstanding common stock at a cost of approximately $808,000. The share purchase plan remains active through January 31, 2010 for repurchase of shares at a cost of up to $3 million.

Recent Business Highlights

•	Fortune 50 hardware client renewed master services agreement for lead development and contract sales

•	Another Fortune 50 hardware client awarded agreement for new lead development program

•	Added global mobile telecommunications company as new client for contract sales

•	Added global communications technology company as new client with two-year agreement for lead development

•	Renewed agreements for training sales with five global clients within technology, telecommunications, and business services

Financial Guidance

Rainmaker expects revenue for the fourth quarter of 2009 to be up slightly from third quarter 2009 revenue of $11.7 million and to maintain positive operating cash flow.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its fiscal 2009 third quarter results. Those wishing to participate in the live call should dial (866) 225-8754 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 406-7325 and entering 4167954 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

Discussion of Non-GAAP Financial Measures

Rainmaker Systems’ management evaluates and makes operating decisions using various performance measures. In addition to GAAP results, Rainmaker also considers adjusted net (loss) income and adjusted net (loss) income per share, which are referred to as non-GAAP net income (loss) and non-GAAP net income (loss) per share, EBITDA, and adjusted EBITDA, which excludes non-cash stock compensation expense from EBITDA. These non-GAAP measures are derived from the revenue generated by Rainmaker’s business and the costs directly related to the generation of that revenue, such as costs of services, sales and marketing expenses, technology expenses and general and administrative expenses, that management considers in evaluating the Company’s operating performance. Non-GAAP net (loss) income, non-GAAP net (loss) income per share, EBITDA and adjusted EBITDA exclude certain expenses that management does not consider to be related to the Company’s core operating performance.

Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, and amortization of purchased intangible assets. Stock compensation adjustments were $587,000 for the three months ended September 30, 2009 and represents the current quarter amortization of compensation expense related to stock options and restricted stock awards granted prior to and during the quarter. Amortization of intangible assets was $258,000 for the three months ended September 30, 2009 and related primarily to the prior acquisitions of Sunset Direct, ViewCentral and Qinteraction. See Exhibit A for a reconciliation of GAAP net income (loss) to non-GAAP net income (loss).

Third quarter 2009 EBITDA was $1,403,000 including the one-time settlement of an outstanding claim. EBITDA consists of net loss excluding interest income or expense, income taxes, and depreciation & amortization. Provision for income taxes was $85,000 for the three months ended September 30, 2009. Non-cash charges for depreciation of property and equipment were $1,014,000 for the three months ended September 30, 2009. Non-cash charges for amortization of acquisition related intangibles were $258,000 for the three months ended September 30, 2009 and related primarily to our prior business acquisitions. Interest and other expense was $23,000 for the three months ended September 30, 2009 and related primarily to interest expense on our term loans which was partially offset by foreign currency translation gains and interest earned on cash deposits. Adjusted EBITDA was $1,990,000 for the three months ended September 30, 2009 and adds back to EBITDA non-cash stock based compensation expense of $587,000 incurred in the third quarter of 2009. See Exhibit B for a reconciliation of GAAP net loss to EBITDA and adjusted EBITDA.

Non-GAAP net income (loss), non-GAAP net income (loss) per share, EBITDA and adjusted EBITDA are supplemental measures of Rainmaker’s performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of liquidity. Rainmaker presents non-GAAP net income (loss), non-GAAP net income (loss) per share, EBITDA and adjusted EBITDA because management considers them to be important supplemental measures of Rainmaker’s operating performance and profitability trends, and because management believes they give investors useful information on period-to-period performance as evaluated by management. Rainmaker believes that the use of these non-GAAP measures provides consistency and comparability with Rainmaker’s past financial reports and also facilitates comparisons with other companies in Rainmaker’s industry, a number of which use similar non-GAAP financial measures to supplement their GAAP results. Management has historically used non-GAAP net income (loss), non-GAAP net income (loss) per share, EBITDA and adjusted EBITDA when evaluating operating performance because management believes that the inclusion or exclusion of the items described above provides an additional measure of the Company’s core operating results and facilitates comparisons of the Company’s core operating performance against prior periods and the Company’s business model objectives. Rainmaker has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluation of the Company’s ongoing core operations.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, offering hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery PlatformSM combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, and Sunset Direct are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are our client concentration as we depend on a small number of clients for a significant percentage of our revenue, the possibility of the discontinuation and/or realignment of some client relationships, general market conditions, the current very difficult macro-economic environment and its impact on our business as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts, the high degree of uncertainty and our limited visibility due to economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:
Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 340-2560	(323) 468-2300
steve@rmkr.com	rmkr@mkr-group.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$17,528	$20,040
Restricted cash	42	942
Accounts receivable, less allowance for doubtful accounts of $86 at September 30, 2009 and $550 at December 31, 2008	8,089	10,560
Prepaid expenses and other current assets	2,276	2,092

Total current assets	27,935	33,634
Property and equipment, net	7,460	10,222
Intangible assets, net	763	1,611
Goodwill	3,507	3,507
Other noncurrent assets	2,528	2,472

Total assets	$42,193	$51,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,083	$10,220
Accrued compensation and benefits	1,141	1,201
Other accrued liabilities	2,483	2,981
Deferred revenue	2,570	3,825
Current portion of capital lease obligations	240	226
Current portion of notes payable	1,725	1,725

Total current liabilities	17,242	20,178
Deferred tax liability	296	198
Long term deferred revenue	319	543
Capital lease obligations, less current portion	-	240
Notes payable, less current portion	1,147	2,608

Total liabilities	19,004	23,767

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized; 22,315,458 shares issued and 21,441,699 shares outstanding at September 30, 2009, and 21,579,251 shares issued and 21,178,010 shares outstanding at December 31, 2008	20	19
Additional paid-in capital	120,494	118,628
Accumulated deficit	(94,498)	(88,681)
Accumulated other comprehensive loss	(1,347)	(1,355)
Treasury stock, at cost, 873,759 shares at September 30, 2009 and 401,241 shares at December 31, 2008	(1,480)	(932)

Total stockholders’ equity	23,189	27,679

Total liabilities and stockholders’ equity	$42,193	$51,446

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net revenue	$13,118	$14,461	$37,015	$52,880
Cost of services	6,502	9,509	19,879	30,538

Gross margin	6,616	4,952	17,136	22,342

Operating expenses:
Sales and marketing	930	1,832	3,401	6,089
Technology and development	2,383	4,364	7,839	11,259
General and administrative	1,900	2,927	6,922	9,969
Depreciation and amortization	1,272	2,040	4,415	5,742

Total operating expense	6,485	11,163	22,577	33,059

Operating (loss) income	131	(6,211)	(5,441)	(10,717)
Interest and other (expense) income, net	(23)	207	(114)	737

Income (loss) before income tax expense	108	(6,004)	(5,555)	(9,980)
Income tax expense	85	107	262	331

Net income (loss)	$23	$(6,111)	$(5,817)	$(10,311)

Basic (loss) income per share	$0.00	$(0.32)	$(0.30)	$(0.53)

Diluted (loss) income per share	$0.00	$(0.32)	$(0.30)	$(0.53)

Weighted average common shares
Basic	21,566	19,394	19,292	19,362

Diluted	21,621	19,394	19,292	19,362

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008

Operating activities:
Net loss	$(5,817)	$(10,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	3,567	3,218
Amortization of intangible assets	848	2,524
Stock-based compensation expense	1,862	1,609
(Credit) provision for allowances for doubtful accounts	(319)	573
Amortization of discount on notes receivable	-	180
Loss on disposal of fixed assets	294	76
Changes in operating assets and liabilities:
Accounts receivable	2,790	7,373
Prepaid expenses and other assets	(239)	540
Accounts payable	(1,151)	(13,650)
Accrued compensation and benefits	(73)	(282)
Other accrued liabilities	(526)	(1,175)
Income tax payable	26	(78)
Deferred tax liability	100	95
Deferred revenue	(1,479)	833

Net cash used in operating activities	(117)	(8,475)

Investing activities:
Purchases of property and equipment	(1,036)	(4,674)
Restricted cash, net	900	(270)
Payment for contingent consideration in a business acquisition	-	(1,000)

Net cash used in investing activities	(136)	(5,944)

Financing activities:
Proceeds from issuance of common stock from option exercises	3	32
Proceeds from issuance of common stock from ESPP	2	10
Principal payment of notes payable	(1,453)	(1,062)
Principal payment of capital lease obligations	(226)	(253)
Net borrowings under revolving line of credit	-	2,000
Tax payments in connection with treasury stock surrendered	(252)	(161)
Purchases of treasury stock	(296)	(240)

Net cash (used in) provided by financing activities	(2,222)	326

Effect of exchange rate changes on cash	(37)	(131)

Net decrease in cash and cash equivalents	(2,512)	(14,224)
Cash and cash equivalents at beginning of period	20,040	37,407

Cash and cash equivalents at end of period	$17,528	$23,183

Supplemental disclosures of cash flow information:
Cash paid for interest	$168	$70

Cash paid for taxes	$121	$284

Supplemental disclosures of non-cash investing and financing activities:
Acquisition of assets under capital lease	$-	$719

RAINMAKER SYSTEMS, INC.

EXHIBIT A

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS) (1)

(In thousands, except per share)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss) - GAAP basis	$23	$(6,111)	$(5,817)	$(10,311)
Stock compensation adjustments (2):
Cost of services	65	86	155	98
Sales and marketing	65	82	217	163
Technology and development	50	19	143	186
General and administrative	407	398	1,347	1,162
Amortization of intangible assets (3)	258	833	848	2,524
Facility closures (4)	-	-	161	303

Net income (loss) – Non-GAAP basis	$868	$(4,693)	$(2,946)	$(5,875)

Diluted weighted average shares outstanding	21,621	19,394	19,292	19,362

Non-GAAP diluted net income (loss) per share	$0.04	$(0.24)	$(0.15)	$(0.30)

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP net income (loss), which excludes certain business combination accounting entries and expenses related to acquisitions as well as other expenses including stock-based compensation. As we have completed six acquisitions since January 1, 2005, we believe non-GAAP net income (loss) provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Non-GAAP net income (loss) is not meant to be considered in isolation or as a substitute for GAAP net income (loss), and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Stock-based compensation: We estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. Stock-based compensation expenses will recur in future periods.
(3)	We have excluded the effect of amortization of intangibles from our non-GAAP net income (loss). We believe this helps investors understand a significant reason why our GAAP operating expenses increase following acquisitions. Investors should note that the use of intangible assets contributed to revenue earned during the period and will contribute to future revenue generation and should also note that these amortization expenses are recurring.
(4)	In the quarter ended December 31, 2008, the company decided to reduce the space leased in Manila for our Philippine operations and took a charge of approximately $130,000. Additionally, in the quarter ended March 31, 2009, we decided to further reduce our space leased in Manila and took an additional charge of approximately $161,000 which consisted of $95,000 related to the write-off of the remaining book value of the leasehold improvements at this location, and approximately $66,000 related to early termination penalty and forfeiture of the security deposit as specified in the lease agreement.

RAINMAKER SYSTEMS, INC.

EXHIBIT B

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA(1)

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss)	$23	$(6,111)	$(5,817)	$(10,311)

Add:
Provision for income taxes	85	107	262	331
Depreciation of property and equipment	1,014	1,207	3,567	3,218
Amortization of acquisition related intangibles	258	833	848	2,524
Interest and other (income)/expense	23	(207)	114	(737)

	1,380	1,940	4,791	5,336

EBITDA – Non-GAAP basis	$1,403	$(4,171)	$(1,026)	$(4,975)

Add:
Stock based compensation	587	585	1,862	1,609

Adjusted EBITDA – Non-GAAP basis	$1,990	$(3,586)	$836	$(3,366)

(1)	To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses, and adjusted EBITDA, which excludes non-cash stock based compensation from EBITDA. We believe EBITDA and adjusted EBITDA provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA and adjusted EBITDA are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA and adjusted EBITDA internally to manage our business and make operating decisions.

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